Exhibit 99.1

NEWS

One Horizon Group to Resolve Litigation with Zhanming Wu

LONDON, September 28, 2018 – One Horizon Group (NASDAQ: OHGI) is pleased to report that the Company and Zhanming Wu have reached a tentative agreement, which will resolve all of the issues raised in the two actions that Mr. Wu commenced earlier this year in Delaware against the Company and its Directors.

The parties to the litigation have come to terms after several weeks of negotiations and the exchange of proposed settlement documentation. The Company, its Board of Directors and Mr. Wu have directed their respective counsel to finalize the necessary documents, which they look forward to executing early next week.

“Sometimes in business as in life there are misunderstandings that must be addressed and resolved,” said Mark White, Founder and CEO of One Horizon Group. “Always, communication is key and we are pleased that we are putting our differences with our shareholder, Mr. Wu, behind us and we appreciate Mr. Wu and his counsel working with us to diligently resolve these matters. With the litigation behind us, we will be able to turn our complete attention to further growing our business and delivering value to our shareholders, including Mr. Wu.”

Safe Harbor Statement

This news release may contain “forward-looking” statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks include such factors as the inability to enter into agreements with parties with whom we are in discussions, the uncertainty of consumer demand for the Company’s products, as well as additional risks and uncertainties that are identified and described in the Company’s SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

About One Horizon Group, Inc.

One Horizon Group, Inc. (NASDAQ: OHGI) is a media and digital technology acquisition and software company, which owns Love Media House, a full-service music production, artist representation and digital media business, Horizon Secure Messaging, an Asia-based secure messaging business, and Banana Whale Studios, a gaming software development company. OHGI also holds a majority interest in 123Wish, a subscription-based, experience marketplace. For more information, please visit http://www.onehorizoninc.com

Darrow Associates Contacts for OHGI

Bernie Kilkelly/Jordan Darrow
(516) 236-7007
bkilkelly@darrowir.com